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                                                                    EXHIBIT 8(h)

                     AMENDMENT NO. 1 TO CUSTODIAN AGREEMENT


          This Agreement made as of the 21st day of November, 1989 between PROVIDENT NATIONAL BANK, a national banking association ("Provident") and STATE STREET BANK AND TRUST COMPANY, a Massachusetts banking corporation, ("State Street") amends a Custodian Agreement between Provident and State Street dated as of June 13, 1983 (the "Agreement").

          The parties hereto, intending to be legally bound, agree as follows:

          1. That the phrase "State Street Bank & Trust Company, 12 Nicholas Lane, London, England" in paragraph 1 of the Agreement be replaced with "State Street London Limited and Euroclear."

          2. That the following sentence be added as the last sentence of paragraph 3(E) of the Agreement:

          "Notwithstanding any provision of this Agreement to the contrary, settlement and payment for securities received for the account of the Company and delivery of securities maintained for the account of the Company may be effected in accordance with the customary or established securities trading or securities processing practices and procedures in the jurisdiction or market in which the transaction occurs, including, without limitation, delivering securities to the purchaser thereof or to a dealer therefor (or an agent for such purchaser or dealer) against a receipt with the expectation of receiving later payment for such securities from such purchaser or dealer. All collection and receipt of funds or securities and all payment and delivery of funds or securities under this Agreement shall be made by State Street, at Company's risk, including without limitation the risk associated with such street delivery practices of delivering securities against a receipt, before receiving payment."

          3. That the phrase "in the banking department of an agent bank" in the first sentence of paragraph 4(A) of the Agreement be deleted.

          4. That paragraph 6 of the Agreement be deleted and replaced in its entirety with the following:
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          "State Street shall not be responsible for the title, validity or genuineness of any security received by it or delivered by it pursuant to this Agreement and shall be kept indemnified by the Company and be without liability for any action taken or thing done by it in carrying for the terms and provisions of this Agreement, including reasonable attorney's fees, provided that State Street has acted in good faith and has not been guilty of negligence. State Street shall have no more or less responsibility or liability to the Company on account of any action or omission of any subcustodian or securities depository employed by State Street than any such subcustodian or securities depository has to State Street.

          In the event State Street delegates its duties and obligations to State Street London Limited, State Street agrees that such delegation shall not relieve State Street of any responsibility for loss due to such delegation except such loss as may result from: (a) Political (e.g., exchange control restrictions, confiscation, expropriation, nationalization, insurrection, civil strife or armed hostilities) or
          (b) other risk of loss (excluding a bankruptcy or insolvency of State Street London Limited not caused by a political risk) for which neither State Street nor State Street London Limited would be liable (e.g., losses due to Acts of God, nuclear incident and the like, despite the exercise of reasonable care).

          In no event shall State Street be liable for indirect, special or consequential damages even if advised of the possibility of such damages."

          5. That paragraphs 7, 8, 9 and 10 of the Agreement be renumbered as paragraphs 9, 10, 11 and 12, respectively.

          6. That a new paragraph 7 be added to the Agreement to read in full as follows:

          "State Street shall have no responsibility or liability for any obligations now or hereafter imposed on the Company or State Street as custodian of the Securities by the tax law of the United States of America or any state or political subdivision thereof. State Street shall be kept indemnified by and be without liability to the Company for any such obligations including taxes, withholding and reporting requirements, claims for exemption or refund, additions for late payment, interest, penalties and other expenses (including legal expenses) that may be assessed against the Company or State Street as custodian of the Securities."

          7. That a new paragraph 8 be added to the Agreement to read in full as follows:
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          "It shall be the responsibility of the Company to notify State Street of the obligations imposed on the Company with respect to the securities, by the tax law of jurisdictions other than those mentioned in paragraph 7 hereof. State Street shall use its best efforts to assist the Company with respect to any claim for exemption or refund under the tax law of jurisdictions for which the Company has provided such information. Nevertheless, State Street shall be kept indemnified by and shall be without liability to the Company for any such obligations including taxes, withholding and reporting requirements, claims for exemptions or refund, additions for late payment, interest, penalties and other expenses (including legal expenses) that may be assessed against State Street or the Company as custodian of the securities."

          8. That a new paragraph 13 be added to the Agreement to read in full as follows:

          "State Street hereby represents and warrants to the Company that it or an affiliate of State Street currently maintains a Banker's Blanket Bond (the "Bond") in the principal amount of not less than fifty million dollars ($50,000,000) and an all risk excess policy in an amount of not less than two hundred million dollars ($200,000,000) and that the terms of the Bond cover all securities received from the Company and held by State Street or State Street London Limited.
          State Street agrees to maintain the Bond during the term of the Agreement and shall immediately notify the Company in the event that the Bond terminates or otherwise lapses."

          9. That a new paragraph 14 be added to the Agreement to read in full as follows:

          "If State Street has issued to the Company a data access security system in order that the Company may have access to certain data and functions, the Company hereby agrees:

                    (a) To access data and functions only in accordance with the Data Access Operating Procedures annexed hereto as Exhibit A and to regard and preserve as confidential all information obtained with respect to the issuance to the Company of a data access security system.

                    (b) To access data and functions solely for its own internal use and benefit.

                    (c) To discontinue use of the data access security system at any time for reasonable security reasons upon notice from State Street.
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                    (d)  Upon request, to cause the Company's internal auditors to verify to State Street that data access is restricted to authorized employees.

                    (e) To indemnify State Street against and to hold State Street harmless from all liability, claims, loss and demands whatsoever, including reasonable attorney's fees, howsoever arising or incurred because of or in connection with the access of data and functions by the Company and the use by the Company or any of its employees, whether authorized or unauthorized, of the data access security system, provided that State Street shall not be so indemnified if any portion of such loss is attributed to State Street's willful misfeasance, bad faith or negligence."

          IN WITNESS WHEREOF, each of the parties hereto has caused this amendment to be executed in its name on its behalf by a duly authorized officer as of the day and year first above written.

                              STATE STREET BANK AND TRUST COMPANY


                              By:
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                              PROVIDENT NATIONAL BANK


                              By:
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